Exhibit 10.2

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), dated as of December 12, 2005 by and between DIEBOLD, INCORPORATED, an Ohio corporation (the “Company”), and Thomas W. Swidarski (“Executive”);

WITNESSETH:

WHEREAS, the Executive is a senior executive who has made and is expected to continue to make major contributions to the profitability, growth and financial strength of the Company and its Subsidiaries (as hereinafter defined);

WHEREAS, the Company recognizes that, as is the case for most publicly held companies, the possibility of a Change in Control (as that term is hereafter defined) exists;

WHEREAS, the Company desires to assure itself and its Subsidiaries of both present and future continuity of management in the event of a Change in Control and desires to establish certain minimum compensation rights for key senior executive officers, including the Executive, applicable in the event of a Change in Control;

WHEREAS, the Company wishes to ensure that senior executives are not practically disabled from discharging their duties upon a Change in Control;

WHEREAS, this Agreement is not intended to alter materially the compensation and benefits which the Executive could reasonably expect to receive absent a Change in Control and, accordingly, although effective and binding as of the date hereof, this Agreement shall become operative only upon the occurrence of a Change in Control; and

WHEREAS, the Executive is willing to render services on the terms and subject to the conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of the premises, the Company and the Executive agree as follows:

1. Operation of Agreement: (a) This Agreement shall be effective and binding immediately upon its execution, but, anything in this Agreement to the contrary notwithstanding, this Agreement shall not become operative unless and until there shall have occurred a Change in Control. For purposes of this Agreement, a “Change in Control” shall have occurred if at any time during the Term (as that term is hereafter defined) any of the following events shall occur:

(i) The Company is merged or consolidated or reorganized into or with another corporation or other legal person, and as a result of such merger, consolidation or reorganization less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such transaction is held in the aggregate by the holders of Voting Stock (as that term is hereafter defined) of the Company immediately prior to such transaction;

(ii) The Company sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person, and as a result of such sale or transfer less than a majority of the combined voting power of the then-outstanding securities of such corporation or person immediately after such sale or transfer is held in the aggregate by the holders of Voting Stock of the Company immediately prior to such sale or transfer;

(iii) There is a report filed on Schedule 13D or Schedule 14D-1 (or any successor schedule, form or report), each as promulgated pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”), disclosing that any person (as the term “person” is used in Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) has become the beneficial owner (as the term “beneficial owner” is defined under Rule 13d-3 or any successor rule or regulation promulgated under the Exchange Act) of securities representing 20% or more of the combined voting power of the then-outstanding securities entitled to vote generally in the election of directors of the Company (“Voting Stock”);

(iv) The Company files a report or proxy statement with the Securities and Exchange Commission pursuant to the Exchange Act disclosing in response to Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) that a change in control of the Company has or may have occurred or will or may occur in the future pursuant to any then-existing contract or transaction; or

(v) If during any period of two consecutive years, individuals who at the beginning of any such period constitute the Directors of the Company cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the Company’s stockholders, of each Director of the Company first elected during such period was approved by a vote of at least two-thirds of the Directors of the Company then still in office who were Directors of the Company at the beginning of any such period.

Notwithstanding the foregoing provisions of Section 1(a)(iii) or 1(a)(iv) hereof, a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement either (i) solely because (A) the Company, (B) a Subsidiary of the Company, or (C) any Company-sponsored employee stock ownership plan or any other employee benefit plan of the Company, either files or becomes obligated to file a report or a proxy statement under or in response to Schedule 13D, Schedule 14D-1, Form 8-K or Schedule 14A (or any successor schedule, form or report or item therein) under the Exchange Act, disclosing beneficial ownership by it of shares of Voting Stock, whether in excess of 20% or otherwise, or because the Company reports that a change in control of the Company has or may have occurred or will or may occur in the future by reason of such beneficial ownership or (ii) solely because of a change in control of any Subsidiary by which the Executive may be employed. Notwithstanding the foregoing provisions of Section 1(a)(i-iv) hereof, if, prior to any event described in Sections 1(a)(i-iv) hereof instituted by any person not an officer or director of the Company, or prior to any disclosed proposal instituted by any person not an officer or director of the Company which could lead to any such event, management proposes any restructuring of the Company which ultimately leads to an event described in Sections 1(a)(i-iv) hereof pursuant to such management proposal, then a “Change in Control” shall not be deemed to have occurred for purposes of this Agreement.

(b) Upon the occurrence of a Change in Control at any time during the Term, this Agreement shall become immediately operative, except that in the event that any such agreement to merge, consolidate, reorganize or sell or otherwise transfer assets referred to in Section 1(a)(i) or 1(a)(ii) is terminated without such merger, consolidation, reorganization or sale or transfer having been consummated, or the person filing such Schedule 13D or Schedule 14D-1 referred to in Section 1(a)(iii) files an amendment to such Schedules disclosing that it no longer is the beneficial owner of securities representing 20% or more of the Voting Stock of the Company, or the Company reports that the change of control which it reported in the filing referred to in Section 1(a)(iv) will not in fact occur, the Board of Directors of the Company (the “Board”) may by notice to the Executive nullify the operation of this Agreement by reason of such Change in Control, without prejudice to any exercise by the Executive of his rights under this Agreement that may have occurred prior to such nullification.

(c) The period during which this Agreement shall be in effect (the “Term”) shall commence as of the date hereof and shall expire as of the later of (i) the close of business on December 31, 1993 and (ii) the expiration of the Period of Employment (as that term is hereafter defined), provided, however, that (A) commencing on January 1, 1991, and each January 1 thereafter, the term of this Agreement shall automatically be extended for an additional year unless, not later than September 30 of the immediately preceding year, the Company or the Executive shall have given notice that it or he, as the case may be, does not wish to have the Term extended, and (B) subject to Section 8 hereof, if, at any time prior to a Change in Control, the Executive for any reason is no longer an employee of the Company or a Subsidiary, thereupon the Term shall be deemed to have expired and this Agreement shall immediately terminate and be of no further effect.

2. Employment; Period of Employment: (a) Subject to the terms and conditions of this Agreement, upon the occurrence of a Change in Control, the Company shall continue the Executive in the employ of the Company and its Subsidiaries and the Executive shall remain in such employ for the period set forth in Section 2(b) hereof (the “Period of Employment”). During the Period of Employment, the Executive agrees to serve in such office or offices of the Company or any Subsidiary to which the Board or the managing authority of any Subsidiary may from time to time elect or appoint him. Throughout the Period of Employment, the Executive shall devote substantially all of his time during normal business hours (subject to vacations, sick leave and other absences in accordance with the policies of the Company and its Subsidiaries as in effect for senior executives immediately prior to the Change in Control) to the business and affairs of the Company and its Subsidiaries, but nothing in this Agreement shall preclude the Executive from devoting reasonable periods of time during normal business hours to (i) serving as a director, trustee or member of or participant in any organization or business so long as such activity would not constitute Competitive Activity (as that term is hereafter defined), (ii) engaging in charitable and community activities, or (iii) managing his personal investments.

(b) The Period of Employment shall commence on the date of an occurrence of a Change in Control and, subject only to the provisions of Section 4 hereof, shall continue until the earlier of (i) the expiration of the third anniversary of the occurrence of the Change in Control, (ii) the Executive’s death, or (iii) the Executive’s attainment of age 65; provided, however, that commencing on each anniversary of the Change in Control, the Period of Employment shall automatically be extended for an additional year unless, not later than 90 calendar days prior to such anniversary date, either the Company or the Executive shall have given written notice to the other that the Period of Employment shall not be so extended.

(c) As used in this Agreement, the term “Subsidiary” means a corporation, company or other entity (i) more than 50 percent of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than 50 percent of whose ownership interest representing the right generally to make decisions for such other entity is, now or hereafter, owned or controlled, directly or indirectly, by the Company, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists.

3. Compensation During Period of Employment: (a) For his services pursuant to Section 2(a) hereof, upon the occurrence of a Change in Control, the Executive shall receive during the Period of Employment (i) annual base salary at a rate not less than the Executive’s annual fixed or base compensation (payable monthly or otherwise as in effect for senior executives of the Company immediately prior to the occurrence of a Change in Control) or such higher rate as may be approved from time to time by the Board or the Compensation Committee thereof (the “Committee”) (which base salary at such rate is herein referred to as “Base Pay”) and (ii) an annual amount equal to not less than the highest aggregate annual bonus, incentive or other payments of cash compensation in addition to the amounts referred to in clause (i) above made or to be made in regard to services rendered in any calendar year during the two calendar years immediately preceding the year in which the Change in Control occurred pursuant to any bonus, incentive, profit-sharing, performance, discretionary pay or similar policy, plan, program or arrangement of the Company or any Subsidiary or any successor thereto providing benefits at least as great as the benefits payable thereunder prior to a Change in Control (“Incentive Pay”), provided, however, that with the prior written consent of the Executive, nothing herein shall preclude a change in the mix between Base Pay and Incentive Pay so long as the aggregate cash compensation received by the Executive in any one calendar year is not reduced in connection therewith or as a result thereof, and provided further, however, that in no event shall any increase in the Executive’s aggregate cash compensation or any portion thereof in any way diminish any other obligation of the Company under this Agreement.

(b) For his services pursuant to Section 2(a) hereof, during the Period of Employment the Executive shall be a full participant in, and shall be entitled to the perquisites, benefits and service credit for benefits as provided under, any and all employee retirement income and welfare benefit policies, plans, programs or arrangements in which senior executives of the Company or its Subsidiaries participate, including without limitation any stock option, stock purchase, stock appreciation, restricted stock grant, savings, pension, supplemental executive retirement or other retirement income or welfare benefit, deferred compensation, group and/or executive life, health, medical/hospital or other insurance (whether funded by actual insurance or self-insured by the Company or any Subsidiary), disability, salary continuation, expense reimbursement and other employee benefit policies, plans, programs or arrangements that may now exist or any equivalent successor policies, plans, programs or arrangements that may be adopted hereafter by the Company or any Subsidiary providing perquisites, benefits and service credit for benefits at least as great as are payable thereunder prior to a Change in Control (collectively, “Employee Benefits”), provided, however, that except as expressly provided in, and subject to the terms of, Section 5(a)(ii) hereof, the Executive’s rights thereunder shall be governed by the terms thereof and shall not be enlarged hereunder or otherwise affected hereby. Subject to the proviso in the immediately preceding sentence, if and to the extent such perquisites, benefits or service credit for benefits are not payable or provided under any such policy, plan, program or arrangement as a result of the amendment or termination thereof, then the Company shall itself pay or provide therefor. Nothing in this Agreement shall preclude improvement or enhancement of any such Employee Benefits, provided that no such improvement shall in any way diminish any other obligation of the Company under this Agreement.

(c) The Company has determined that the amounts payable pursuant to this Section 3 constitute reasonable compensation for services to be rendered during the Period of Employment. Accordingly, notwithstanding any other provision hereof, unless such action would be expressly prohibited by applicable law, if any amount paid or payable pursuant to this Section 3 for services to be rendered during the Period of Employment, or pursuant to Section 5, is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), the Company will pay to the Executive an additional amount in cash equal to the amount necessary to cause the aggregate remuneration received by the Executive under this Section 3 for services to be rendered during the Period of Employment, or Section 5, including such additional cash payment (net of all federal, state and local income taxes and all taxes payable as the result of the application of Sections 280G and 4999 of the Code) to be equal to the aggregate remuneration the Executive would have received under this Section 3 for services to be rendered during the Period of Employment, or Section 5, excluding such additional payment (net of all federal, state and local income taxes), as if Sections 280G and 4999 of the Code (and any successor provisions thereto) had not been enacted into law.

4. Termination Following a Change in Control: (a) In the event of the occurrence of a Change in Control, the Executive’s employment with the Company and its Subsidiaries may be terminated by the Company and its Subsidiaries during the Period of Employment and the Executive shall not be entitled to the benefits provided by Section 5 hereof only upon the occurrence of one or more of the following events:

(i) The Executive’s death;

(ii) If the Executive shall become permanently disabled within the meaning of, and begins actually to receive disability benefits pursuant to, the long-term disability plan in effect for senior executives of the Company and its Subsidiaries immediately prior to the Change in Control; or

(iii) For “Cause,” which for purposes of this Agreement shall mean that, prior to any termination pursuant to Section 4(b) hereof, the Executive shall have committed:

(A) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any Subsidiary;

(B) intentional wrongful damage to property of the Company or any Subsidiary;

(C) intentional wrongful disclosure of secret processes or confidential information of the Company or any Subsidiary; or

(D) intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty (“Competitive Activity”);

and any such act shall have been materially harmful to the Company and its Subsidiaries taken as a whole. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Company and its Subsidiaries. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above in this Section 4(a)(iii) and specifying the particulars thereof in detail. Nothing herein shall limit the right of the Executive or his beneficiaries to contest the validity or propriety of any such determination.

(b) In the event of the occurrence of a Change in Control, during the Period of Employment the Executive shall be entitled to the benefits as provided in Section 5 hereof upon the occurrence of one or more of the following events:

(i) Any termination by the Company and its Subsidiaries of the employment of the Executive prior to the date upon which the Executive shall have attained age 65, which termination shall be for any reason other than for Cause or as a result of the death of the Executive or by reason of the Executive’s disability and the actual receipt of disability benefits in accordance with Section 4(a)(ii) hereof; or

(ii) Termination by the Executive of his employment with the Company and its Subsidiaries during the Period of Employment after the Change in Control upon the occurrence of any of the following events:

(A) Failure to elect, reelect or otherwise maintain the Executive in the offices or positions in the Company or any Subsidiary which the Executive held immediately prior to a Change in Control, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to the Change in Control, or the removal of the Executive as a member of the managing authority of any Subsidiary if the Executive shall have been a member of such body immediately prior to the Change in Control;

(B) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Executive held immediately prior to the Change in Control, a reduction in the aggregate of the Executive’s Base Pay and Incentive Pay received from the Company and its Subsidiaries, or the termination of the Executive’s rights to any Employee Benefits to which he was entitled immediately prior to the Change in Control or a reduction in scope or value thereof without the prior written consent of the Executive, any of which is not remedied within 10 calendar days after receipt by the Company of written notice from the Executive of such change, reduction or termination, as the case may be;

(C) A determination by the Executive made in good faith that as a result of a Change in Control and a change in circumstances thereafter significantly affecting his position, including without limitation a change in the scope of the business or other activities for which he was responsible immediately prior to the Change in Control, he has been rendered substantially unable to carry out, has been substantially hindered in the performance of, or has suffered a substantial reduction in, any of the authorities, powers, functions, responsibilities or duties attached to the position held by the Executive immediately prior to the Change in Control, which situation is not remedied within 10 calendar days after written notice to the Company from the Executive of such determination;

(D) The liquidation, dissolution, merger, consolidation or reorganization of the Company or transfer of all or a significant portion of its business and/or assets, unless the successor or successors (by liquidation, merger, consolidation, reorganization or otherwise) to which all or a significant portion of its business and/or assets have been transferred (directly or by operation of law) shall have assumed all duties and obligations of the Company under this Agreement pursuant to Section 10 hereof;

(E) The Company shall relocate its principal executive offices, or the Company or any Subsidiary shall require the Executive to have his principal location of work changed, to any location which is in excess of 25 miles from the location thereof immediately prior to the Change in Control or the Company or any Subsidiary shall require the Executive to travel away from his office in the course of discharging his responsibilities or duties hereunder significantly more (in terms of either consecutive days or aggregate days in any calendar year) than was required of him prior to the Change in Control without, in either case, his prior written consent; or

(F) Without limiting the generality or effect of the foregoing, any material breach of this Agreement by the Company or any successor thereto.

(c) A termination by the Company and its Subsidiaries pursuant to Section 4(a) hereof or by the Executive pursuant to Section 4(b) hereof shall not affect any rights which the Executive may have pursuant to any agreement, policy, plan, program or arrangement of the Company or any Subsidiary providing Employee Benefits, which rights shall be governed by the terms thereof. If this Agreement or the employment of the Executive is terminated under circumstances in which the Executive is not entitled to any payments under Section 3 or 5 hereof, the Executive shall have no further obligation or liability to the Company hereunder with respect to his prior or any future employment.

5. Severance Compensation: (a) If, following the occurrence of a Change in Control, the Company and its Subsidiaries shall terminate the Executive’s employment during the Period of Employment other than pursuant to Section 4(a) hereof, or if the Executive shall terminate his employment pursuant to Section 4(b) hereof, the Company shall pay to the Executive the amount specified in Section 5(a)(i) hereof within five business days after the date (the “Termination Date”) that the Executive’s employment is terminated (the effective date of which shall be the date of termination or such other date that may be specified by the Executive if the termination is pursuant to Section 4(b) hereof):

(i) In lieu of any further payments to the Executive for periods subsequent to the Termination Date, but without affecting the rights of the Executive referred to in Section 5(b) hereof, a lump sum payment (the “Severance Payment”) in an amount equal to three times the Base Pay of the Executive.

(ii) (A) On the Termination Date and continuing until the earlier of (i) the expiration of the first anniversary of the Termination Date, (ii) the Executive’s death, or (iii) the Executive’s attainment of age 65 (the “Benefits Period”), the Company shall arrange to provide the Executive with Employee Benefits (except that the Company shall not be required to grant stock options, stock purchase rights, restricted stock, or stock appreciation rights during the Benefits Period) substantially similar to those which the Executive was receiving or entitled to receive immediately prior to the Termination Date (and if and to the extent that such benefits shall not or cannot be paid or provided under any policy, plan, program or arrangement of the Company or its Subsidiaries solely due to the fact that the Executive is no longer an officer or employee of the Company and its Subsidiaries, then the Company shall itself pay or provide for the payment to the Executive, his dependents and beneficiaries, such Employee Benefits) and (B) without limiting the generality of the foregoing, the Benefits Period shall be considered service with the Company and its Subsidiaries for the purpose of service credits under the retirement income, supplemental executive retirement and other plans for Employee Benefits of the Company and its Subsidiaries applicable to the Executive or his beneficiaries immediately prior to the Termination Date. Without otherwise limiting the purposes or effect of Section 6 hereof, Employee Benefits payable to the Executive pursuant to this Section 5(a)(ii) by reason of any “welfare benefit plan” of the Company (as the term “welfare benefit plan” is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) shall be reduced to the extent comparable welfare benefits are actually received by the Executive from another employer during the Benefits Period.

(b) Upon written notice given by the Executive to the Company prior to the occurrence of a Change in Control, the Executive, at his sole option, without reduction to reflect the present value of such amounts as aforesaid, may elect to have all or any of the Severance Payment payable pursuant to Section 5(a)(i) hereof paid to him on a quarterly or monthly basis during the remainder of the Period of Employment.

(c) There shall be no right of set-off or counterclaim in respect of any claim, debt or obligation against any payment to or benefit for the Executive provided for in this Agreement.

(d) Without limiting the rights of the Executive at law or in equity, if the Company fails to make any payment required to be made hereunder on a timely basis, the Company shall pay interest on the amount thereof at an annualized rate of interest equal to eighteen percent (18%).

6. No Mitigation Obligation: The Company hereby acknowledges that it will be difficult, and may be impossible, for the Executive to find reasonably comparable employment following the Termination Date. In addition, the Company acknowledges that its severance pay plans applicable in general to its salaried employees do not provide for mitigation, offset or reduction of any severance payment received thereunder. Accordingly, the parties hereto expressly agree that the payment of the severance compensation by the Company to the Executive in accordance with the terms of this Agreement will be liquidated damages, and that the Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall any profits, income, earnings or other benefits from any source whatsoever create any mitigation, offset, reduction or any other obligation on the part of the Executive hereunder or otherwise.

7. Indemnification of Legal Fees and Expenses; Security for Payment: (a) Indemnification of Legal Fees. It is the intent of the Company that the Executive not be required to incur the expenses associated with the enforcement of his rights under this Agreement by litigation or other legal action because the cost and expense thereof would substantially detract from the benefits intended to be extended to the Executive hereunder. Accordingly, if it should appear to the Executive that the Company has failed to comply with any of its obligations under this Agreement or in the event that the Company or any other person takes any action to declare this Agreement void or unenforceable, or institutes any litigation designed to deny, or to recover from, the Executive the benefits intended to be provided to the Executive hereunder, the Company irrevocably authorizes the Executive from time to time to retain counsel of his choice, at the expense of the Company as hereafter provided, to represent the Executive in connection with the initiation or defense of any litigation or other legal action, whether by or against the Company or any Subsidiary, Director, officer, stockholder or other person affiliated with the Company, in any jurisdiction. Notwithstanding any existing or prior attorney-client relationship between the Company and such counsel, the Company irrevocably consents to the Executive’s entering into an attorney-client relationship with such counsel, and in that connection the Company and the Executive agree that a confidential relationship shall exist between the Executive and such counsel. The Company shall pay or cause to be paid and shall be solely responsible for any and all attorneys’ and related fees and expenses incurred by the Executive as a result of the Company’s failure to perform this Agreement or any provision hereof or as a result of the Company or any person contesting the validity or enforceability of this Agreement or any provision hereof as aforesaid.

(b) Trust Agreements. To ensure that the provisions of this Agreement can be enforced by the Executive, two agreements (“Trust Agreement” and “Trust Agreement No. 2”) dated as of February 10, 1989, have been established between National City Bank, a national banking association (“Trustee”) and the Company. The Trust Agreement sets forth the terms and conditions relating to payment from the Trust Agreement of the Severance Payment and other Employee Benefits pursuant to Section 5(a) hereof owed by the Company, and Trust Agreement No. 2 sets forth the terms and conditions relating to payment from Trust Agreement No. 2 of attorneys’ and related fees and expenses pursuant to Section 7(a) hereof owed by the Company. Executive shall make demand on the Company for any payments due Executive pursuant to Section 7(a) hereof prior to making demand therefor on the Trustee under Trust Agreement No. 2. Payments by such Trustee shall discharge the Company’s liability under Section 7(a) hereof only to the extent that trust assets are used to satisfy such liability.

(c) Obligation of the Company to Fund Trusts. Upon the earlier to occur of (X) a Change in Control that involves a transaction that was not approved by the Board, and was not recommended to the Company’s shareholders by the Board, (Y) a declaration by the Board that the Trusts should be funded in connection with a Change in Control that involves a transaction that was approved by the Board, or was recommended to shareholders by the Board, or (Z) a declaration by the Board that a Change in Control is imminent, the Company shall promptly to the extent it has not previously done so, and in any event within five (5) business days:

(i) transfer to the Trustee to be added to the principal of the trust under the Trust Agreement a sum equal to the aggregate value on the date of the Change in Control of the Severance Payment and Employee Benefits which could become payable to Executive under the provisions of Section 5(a)(i) and Section 5(a)(ii) hereof; provided, however, that the Company shall not be required to transfer, in the aggregate, to the trust under the Trust Agreement a sum in excess of the maximum amount authorized by its Board by resolutions on February 10, 1989, which resolutions contemplate the funding of the trust under the Trust Agreement. Any Severance Payment or other payment of Employee Benefits by the Trustee pursuant to the Trust Agreement shall, to the extent thereof, discharge the Company’s obligation to pay the Severance Payment and other Employee Benefits hereunder, it being the intent of the Company that assets in such Trust be held as security for the Company’s obligation to pay the Severance Payment and other Employee Benefits under this Agreement; and

(ii) transfer to the Trustee to be added to the principal of the trust under Trust Agreement No. 2 the sum of Two Million Dollars ($2,000,000). Any payments of attorneys’ and related fees and expenses, which are the obligation of the Company under Section 7(a) hereof, by the Trustee pursuant to Trust Agreement No. 2 shall, to the extent thereof, discharge the Company’s obligation hereunder, it being the intent of the Company that such assets in such Trust be held as security for the Company’s obligation under Section 7(a) hereof.

8. Employment Rights: Nothing expressed or implied in this Agreement shall create any right or duty on the part of the Company or the Executive to have the Executive remain in the employment of the Company or any Subsidiary prior to any Change in Control, provided, however, that any termination of employment of the Executive or the removal of the Executive from such Executive’s office or position following the commencement of any discussion with a third person that ultimately results in a Change in Control shall be deemed to be a termination or removal of the Executive after a Change in Control for purposes of this Agreement.

9. Withholding of Taxes: The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes as shall be required pursuant to any law or government regulation or ruling.

10. Successors and Binding Agreement: (a) The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation, reorganization or otherwise) to all or substantially all of the business and/or assets of the Company, by agreement in form and substance satisfactory to the Executive, expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Company would be required to perform if no such succession had taken place. This Agreement shall be binding upon and inure to the benefit of the Company and any successor to the Company, including without limitation any persons acquiring directly or indirectly all or substantially all of the business and/or assets of the Company whether by purchase, merger, consolidation, reorganization or otherwise (and such successor shall thereafter be deemed the “Company” for the purposes of this Agreement), but shall not otherwise be assignable, transferable or delegable by the Company.

(b) This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees and/or legatees.

(c) This Agreement is personal in nature and neither of the parties hereto shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in Section 10(a) hereof. Without limiting the generality of the foregoing, the Executive’s right to receive payments hereunder shall not be assignable, transferable or delegable, whether by pledge, creation of a security interest or otherwise, other than by a transfer by his will or by the laws of descent and distribution and, in the event of any attempted assignment or transfer contrary to this Section 10(c), the Company shall have no liability to pay any amount so attempted to be assigned, transferred or delegated.

(d) The Company and the Executive recognize that each party will have no adequate remedy at law for breach by the other of any of the agreements contained herein and, in the event of any such breach, the Company and the Executive hereby agree and consent that the other shall be entitled to a decree of specific performance, mandamus or other appropriate remedy to enforce performance of this Agreement.

11. Notice: For all purposes of this Agreement, all communications including without limitation notices, consents, requests or approvals, provided for herein shall be in writing and shall be deemed to have been duly given when delivered or five business days after having been mailed by United States registered or certified mail, return receipt requested, postage prepaid, addressed to the Company (to the attention of the Secretary of the Company) at its principal executive office and to the Executive at his principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

12. Governing Law: The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of Ohio, without giving effect to the principles of conflict of laws of such State.

13. Validity: If any provision of this Agreement or the application of any provision hereof to any person or circumstances is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it enforceable, valid and legal.

14. Entire Agreement: This Agreement represents the entire agreement between the parties relating to the subject matter hereof and replaces any and all prior agreements pertaining thereto. No agreements or representations, oral or otherwise, expressed or implied with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

15. Amendment: No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto or compliance with any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

16. Counterparts: This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered as of the date first above written.

DIEBOLD, INCORPORATED

By: /s/Sheila M. Rutt	/s/Thomas W. Swidarskii

Sheila M. Rutt	Thomas W. Swidarski

Vice President, Chief Human Resources Officer